SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
August 30, 2005 (August 25, 2005)

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2515 McKinney Avenue, Suite 1200
Dallas, TX	75201

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On August 25, 2005, we announced that we have selected a new President for WhiteWave Foods Company. Mr. Joseph E. Scalzo, currently Group President, Personal Care and Global Value Chain for The Gillette Company, will begin his tenure at WhiteWave Foods shortly after the completion of the pending merger of The Gillette Company and Procter & Gamble. He will report directly to Gregg Engles, our Chairman of the Board and Chief Executive Officer.
     We expect to enter into an agreement with Mr. Scalzo pursuant to which we will agree to pay him a prorated 2005 salary of $600,000, subject to annual increases beginning in 2006 at the discretion of the Compensation Committee of our Board of Directors. He will also receive a one-time signing bonus of $200,000, which amount must be reimbursed on a pro-rata basis if Mr. Scalzo voluntarily resigns his position during his first year of employment. Pursuant to our Executive Incentive Compensation Plan, a copy of which was filed as Exhibit 10.6 to our 2004 Annual Report on Form 10-K, he will be eligible to earn an annual bonus with a target amount equal to 80% of his base annual salary, subject to the achievement of certain operating targets for WhiteWave Foods. His 2005 bonus will be prorated based on the period of time he is employed at WhiteWave Foods. Pursuant to the Executive Incentive Compensation Plan, he will be eligible to earn up to 200% of his target bonus if WhiteWave Foods’ operating targets are exceeded.
     Subject to the approval of the Compensation Committee of our Board of Directors, we anticipate that at or shortly after the beginning of his tenure he will be granted an option to purchase 245,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the date preceding the grant. The options will vest in three equal installments over a period of three years, beginning on the first anniversary of the date of grant, and will expire on the tenth anniversary of the date of grant. We anticipate that the option award will be granted without shareholder approval as an “inducement grant,” as such term is defined by the New York Stock Exchange. Mr. Scalzo will be eligible for future grants under our long-term incentive plans as determined by the Compensation Committee of our Board of Directors. He will also be eligible for certain other benefits provided to other executives at his level, such as participation in our Deferred Compensation Plan, medical insurance plans, 401(K) plan and Employee Stock Purchase Plan. He will receive certain relocation benefits related to his move to Colorado and COBRA reimbursement until he becomes eligible to participate in our health plans.
     The agreement that we intend to enter into with Mr. Scalzo will also provide for certain severance benefits. Specifically, in the event that his employment is terminated for any reason (other than by us “for cause” or by him without “good reason”, as such terms will be defined in the agreement), he will be entitled to receive cash in an amount equal to two times the sum of his base annual salary plus his target bonus for the year of termination.
     We also intend to enter into a Change in Control Agreement with Mr. Scalzo, in substantially the form that we filed as Exhibit 10.18 to our 2002 Annual Report on Form 10-K. Pursuant to that agreement, we will agree to provide Mr. Scalzo with certain benefits if, in connection with or within 2 years after a change in control of Dean Foods Company, he is terminated by us without “cause” or he resigns for “good reason”, as such terms will be defined in the agreement. Such benefits would include a lump sum of cash equal to 3 times his base annual salary plus his target bonus for the year of termination. He also would be entitled to a pro-rated bonus for the portion of the year served prior to his termination, plus the unvested balance of his 401(K) account, plus 3 times the amount of the most recent company match into his 401(K) account. He would be entitled to a gross-up for any applicable excise taxes. We would also continue his health insurance benefits for two years after his termination and provide him certain outplacement services. In addition, Mr. Scalzo would have the right, at any time during the 13th month after a change in control, to voluntarily terminate his or her employment for any reason and receive the same benefits as if he had been terminated by the company during the two years after a change in control as described above. All of his unvested stock options and stock units, if any, would automatically vest immediately upon a change in control.
     We also intend to enter into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Scalzo pursuant to which Mr. Scalzo will acknowledge that WhiteWave Foods owns all intellectual property related to its business. Mr. Scalzo will also agree not to disclose any of our confidential information or compete with WhiteWave Foods at any time during his employment and for a period of two years following termination of his employment.
     Prior to joining The Gillette Company in 2001, Mr. Scalzo, currently age 47, served in various capacities at the Coca-Cola Company from 1997 to 2001, including as Vice President & General Manager of Coca-Cola North America and as Senior Vice President and Chief Marketing Officer of The Minute Maid Company. He began his career at Procter & Gamble in 1985 where he held various leadership positions. Mr. Scalzo also serves on the Board of Directors of HNI Corporation, a leading office furniture and wood burning fireplace manufacturer.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2005	DEAN FOODS COMPANY
	By:	/s/ Lisa N. Tyson
Lisa N. Tyson
Senior Vice President and Deputy General Counsel